Exhibit 99.1

Nemaura Medical Reports Results and Provides Business Update for the Fiscal Year Ended March 31, 2021

Loughborough, England, June 30, 2021 – Nemaura Medical Inc. (NASDAQ: NMRD) (“Nemaura”), a medical technology company commercializing sugarBEAT®, a non-invasive and flexible continuous glucose monitor (CGM), together with BEAT™diabetes, a health subscription service designed to help people with diabetes and prediabetes to better manage their condition through personalized lifestyle coaching, today provided a business update and released financial results for the fiscal year ended March 31, 2021.

Key Highlights:

•	Received positive feedback from the first users of sugarBEAT® as part of the soft launch in the UK, leading to purchase order for 200,000 sensors and a rolling purchase order forecast for 2 million sensors over the next 2 years.
•	Launch a digital healthcare subscription service in the U.S. under the brand name BEATdiabetes.life, targeted at over 25 million people with Type 2 diabetes and 88 million people with pre-diabetes in the U.S.
•	In discussions with several third parties regarding regional and global partnerships for sugarBEAT®.
•	Repurpose sugarBEAT® as a Continuous Temperature Monitor (CTM), and a technical file has since been prepared in readiness for submission and approvals in the USA and EU.
•	Secured a total of $25 million in non-dilutive funding, in the form of non-convertible loans to accelerate commercial roll out
•	Announced stockholder approval of the Nemaura Medical Inc. 2020 Omnibus Incentive Plan, designed to recruit and retain top talent across the company.

Dr. Chowdhury, CEO of Nemaura Medical, commented, “This is a very exciting period for Nemaura Medical as we have steadily transitioned toward commercialization of our lead product, sugarBEAT®, initially in the UK and our BEATdiabetes program in the USA. As the world’s first non-invasive, needle-free CGM, sugarBEAT® is uniquely positioned to target the underserved $80 billion market for people with both Type 1 and Type 2 diabetes, as well as prediabetes and the consumer metabolic health space. We remain highly encouraged by the outlook for the business and look forward to providing further updates as we execute on our commercial strategy.”

Financial summary:

•	Research and development expenses decreased to $1,554,603 for the year ended March 31, 2021, compared to $2,009,323 for the preceding fiscal year. The decrease was driven by the change in type of work needed to prepare the product for launch as the Company draws closer to commercialization. The Company expects these sugarBEAT® related research and development expenses to reduce in future periods as the product is launched, however the Company also expects to continue to incur research and development costs to both enhance, refine and extend the platform capabilities for alternative applications.
•	General and administrative expenses increased slightly to $3,032,138 from $2,769,161 for the years ended March 31, 2021, and 2020, respectively. These costs consisted of fees for legal, professional, consultancy, audit services, investor relations, insurance, and wages. The Company expects general and administrative expenses will increase moving forward as the business transitions to a different cost structure over time to support an increase in operational functions associated with sales, marketing, customer service, as well as enhancements to other existing functions that support product manufacture and commercialization.
•	The company’s net loss was $6,258,596 for the 2021 fiscal year, compared to $4,160,196 for the 2020 fiscal year. The increase being driven by the interest charge booked during the current year of $2,007,687 in relation to the debt funding taken out during fiscal 2021 to facilitate / accelerate the Company’s growth plans and move to become revenue generating during fiscal year 2022.
•	As of March 31, 2021, cash on hand stood at $31,865,371, compared to $106,107 as of March 31, 2020. The increase in cash having been driven by a combination of debt and equity fundraises completed during the fiscal year in order to provide ongoing support and investments made by the Company to drive through to initial product commercialization in the UK of sugarBEAT®.
•	As of June 29, 2021, the Company had approximately $31.3m of cash availability at the bank.

About Nemaura Medical Inc.:

Nemaura Medical Inc. (NMRD) is a medical technology company developing micro-systems-based wearable diagnostic devices and currently commercializing sugarBEAT®, and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible CGM providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse and prevent the onset of diabetes. Nemaura is planning to submit a PMA application for sugarBEAT® during the second quarter of 2020 for FDA review of this device under medical device regulations. proBEAT™ comprises a non-invasive glucose monitor and a digital healthcare subscription service and is due to be launched in the US as a general wellness product.

For more information visit:

www.NemauraMedical.com

www.sugarBEAT.com

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the U.S., risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura Medical’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura Medical and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The U.S. Food and Drug Administration (the “FDA”) reserves the right to re-evaluate its decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura Medical’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura Medical undertakes no obligation to publicly update or revise any forward-looking statements.

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Contact:

Jules Abraham
CORE IR
917-885-7378
julesa@coreir.com